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                                                                    EXHIBIT 99.1


                                                                    News Release

FOR FURTHER INFORMATION:
John Roberson                               Fred Nachman
Media Relations                             Marjan Communications Inc.
(248) 644-7110                              (312) 867-1771


FOR IMMEDIATE RELEASE



             MALAN REALTY INVESTORS ANNOUNCES SALE OF TWO PROPERTIES


         BINGHAM FARMS, MICH., SEPTEMBER 18, 2003 - MALAN REALTY INVESTORS, INC. (NYSE: MAL), a self-administered real estate investment trust (REIT), today announced that it has closed on the sales of two shopping centers located in the Detroit area.

                  The properties, The Shops at Fairlane Meadows in Dearborn and Orchard-14 Shopping Center in Farmington Hills, totaling 277,000 square feet of gross leasable area, sold for $19.0 million and $5.8 million, after expenses, respectively. The Shops at Fairlane Meadows included the assumption of a $12.0 million mortgage loan by the purchaser. Malan anticipates using the funds to pay down additional debt, for working capital purposes and to fund any dividends to shareholders for the year ending December 31, 2003 required for maintaining its REIT status.

                  Malan currently anticipates paying a required dividend based upon 2003 taxable income. The company currently has another eight properties and one vacant land parcel under contract for sale and one property under letter of intent. It is possible that no dividend will be required if certain of these sales do not close

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         by year-end or other unforeseen events occur.

                  Malan Realty Investors, Inc. owns and manages properties that are leased primarily to national and regional retail companies. In August 2002, the company's shareholders approved a plan of complete liquidation. The company owns a portfolio of 34 properties located in eight states that contains an aggregate of approximately 2.9 million square feet of gross leasable area.

                  Safe Harbor Statement: This news release may contain forward-looking statements. Although the company believes that the statements and projections are based on reasonable assumptions, actual results may differ from those projected. Key factors that could cause actual results to differ materially include uncertainties regarding the length of time required to sell the company's properties and execute its plan of liquidation and expenses incurred during the liquidation period, changing market conditions affecting the sales price of the company's properties, the disproportionate effect of changes in proceeds from property sales on liquidating distributions due to the company's capital structure, the cost of litigation in which the company is involved, bankruptcies and other financial difficulties of tenants, the cost of addressing environmental concerns, unforeseen contingent liabilities, and other risks associated with the commercial real estate business, as detailed in the company's filings from time to time with the Securities and Exchange Commission. Many of these factors are beyond the control of the company. Malan does not undertake to update these forward-looking statements.

                  News releases for Malan Realty Investors are available on the company's Web site at www.malanreit.com or through Company News On-Call by fax at (800) 758-5804, ext. 114165, or www.prnewswire.com.